UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   March 26, 2007

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)/(c)     Termination of Chief Financial Officer; Appointment of Chief Financial Officer

The Board of Directors of Datawatch Corporation (the “Company”) appointed Murray P. Fish, CPA, as the Chief Financial Officer, Vice President of Finance, Treasurer and Assistant Secretary on March 26, 2007 to hold office until a successor is appointed or until his earlier resignation or removal. Mr. Fish will be the Company’s principal financial and accounting officer. Mr. Fish replaces Douglas Zaccaro, who has served as the Company’s interim Chief Financial Officer since February 1, 2007. Mr. Zaccaro will continue to work with the Company as a consultant until at least May 15, 2007.

Prior to joining the Company, from 2005 until the present, Mr. Fish served as Chief Financial Officer of Cymfony, Inc., a private business intelligence company. From 2003 until 2005, Mr. Fish was the principal consultant at M.P. Fish Associates, where he provided financial consulting services to large public and private organizations. From 1998 until 2003, Mr. Fish was the Chief Financial Officer and a Director at Network-1 Security Solutions, Inc., a publicly held company. Mr. Fish holds a Bachelor of Science degree in Business Administration from Northeastern University, and an MBA from Babson College. He is 55 years old.

As the Company’s Chief Financial Officer, Mr. Fish will be paid a base salary of $170,000 per year, and will be eligible for a $2,500 bonus per quarter from his hire date until March 31, 2008, based on the achievement of certain management business objectives. Mr. Fish will also be eligible for participation in the Company’s Corporate Officers Compensation Plan, as described in our Current Report on Form 8-K which was filed on January 30, 2007. Mr. Fish was granted a stock option to purchase 15,000 shares of the Company’s common stock on March 26, 2007, and will be granted an additional stock option to purchase 10,000 shares of the Company’s common stock at the three-month anniversary of his appointment, if he remains employed by the Company at that time.

In connection with his appointment, Mr. Fish entered into a severance agreement with the Company (the “Executive Agreement”). The Executive Agreement provides that in the event the Company terminates Mr. Fish’s employment for reasons other than for “Cause” or if Mr. Fish elects to terminate his employment with the Company for “Good Reason,” he is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for six months following his termination date. “Cause” is defined in the Executive Agreement as (i) the willful and continuing failure or refusal to render services in accordance with his obligations, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii) fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information, Inventions and Non-Competition Agreement between the Company and Mr. Fish. “Good Reason” is defined in the Executive Agreement as including a material diminution in the nature or scope of Mr. Fish’s responsibilities, duties or authority. The Executive Agreement is attached at Exhibit 10.1 to this report and is incorporated herein by reference.

On March 26, 2007, the Company issued a press release regarding the appointment of Mr. Fish. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Executive Agreement, dated March 26, 2007, between the Company and Murray Fish
99.1	Press Release dated March 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: March 26, 2007
By: /s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and Chief Executive Officer